Exhibit 10.1

SYNEOS HEALTH, INC.
EXECUTIVE SEVERANCE PLAN
(Adopted September 15, 2016, amended and restated August 20, 2018)
The purpose of the Syneos Health, Inc. Executive Severance Plan, as amended from time to time (the “Plan”), is to better provide for the retention of key executives through providing them with a higher degree of financial security, on the terms and conditions hereinafter stated. The Plan is intended to be a severance pay plan governed by Title I of ERISA primarily for the purpose of providing benefits for a select group of management or highly compensated employees. All benefits under the Plan will be paid solely from the general assets of the Company. This Plan is an amendment and restatement, effective as of the Effective Date (as defined below), of the INC Research Holdings, Inc. Executive Severance Plan that was originally adopted on September 15, 2016. Any benefits payable for a Qualifying Termination for a Participant in the Plan that occurred before the Effective Date shall be determined under the terms of the Plan as in effect prior to the Effective Date.
ARTICLE I
DEFINITIONS
Section 1.01 Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:
(a) “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.
(b) “Base Salary” means a Participant’s annual salary for all services rendered, as established by the Company’s Board, or by the Compensation Committee.
(c) “Beneficial Owner” means the definition ascribed to such term in Rule 13d-3 under the Exchange Act.
(d) “Board” means the Board of Directors of the Company.
(e) “Bonus” means the bonus(es) payable pursuant to the Company’s MIP or such other plan that provides for the payment of incentive bonuses as may be, from time to time, authorized by the Board.
(f) “Cause” means the occurrence of any of the following with respect to a Participant, unless otherwise defined in the Participant’s employment agreement with the Company or any of its Affiliates:
(i) the Participant’s breach of any fiduciary duty or legal or contractual obligation to the Company or to the Board;
(ii) the Participant’s failure to follow the reasonable instructions of the Board or Participant’s direct supervisor, provided, however, that such instruction is consistent with Participant’s duties and responsibilities, which breach, if curable, is not cured within ten (10) business days after notice to Participant or, if cured, recurs within one hundred and eighty (180) calendar days;

(iii) the Participant’s gross negligence, willful misconduct, fraud, insubordination or acts of dishonesty relating to the Company; or
(iv) the Participant’s commission of any misdemeanor solely relating to the Company or of any felony.
(g) “Change in Control” means, notwithstanding the definition of Change in Control (or similar term) in any other agreement or plan that may be applicable to the Participant, one of the following events, in all cases occurring only after the Effective Date:
(i) Any Person becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power, excluding any Person who Beneficially Owns fifty percent (50%) or more of the voting power on the Effective Date of the Plan, of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”), including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Outstanding Company Voting Securities directly from the Company, including, without limitation, a public offering of securities or (ii) any acquisition of Outstanding Company Voting Securities by the Company, including an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company;
(ii) Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) any Persons who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which, as a result of such transaction, owns all or substantially all of the Company or all or substantially all of the Company’s assets, either directly or through one or more Affiliates) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination; or (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, such Successor Entity or any of its Affiliates) is the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership of the Company existed prior to the Business Combination; or
(iii) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
A transaction shall not constitute a Change in Control if it is effected for the purpose of changing the place of incorporation, tax residency or form of organization of the ultimate parent entity (including where the ultimate parent entity is succeeded by an entity incorporated under the laws of another state, country or foreign government for such purpose and whether or not the former ultimate parent entity remains in existence following such transaction) and where the stockholders of the Company immediately prior to any such transaction own (or continue to own by remaining outstanding or by being converted into voting securities of the successor parent entity) more than 50% of the combined voting power of the former ultimate parent entity or the successor ultimate parent entity immediately following such transaction, in substantially the same proportion to each other as prior to such transaction.
(h) “CIC Period” means the period commencing the date three (3) months prior to a Change in Control and ending twenty-four (24) months following such Change in Control.
(i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(j) “Code” means the Internal Revenue Code of 1986, as amended.
(k) “Company” means Syneos Health, Inc., a Delaware corporation, and its Affiliates, and any successor corporation thereto.
(l) “Company Change” means any merger, consolidation or corporate reorganization of the Company.
(m) “Compensation Committee” means the compensation committee of the Board.
(n) “Date of Termination” means the date on which a Participant’s employment by the Company or any of its Affiliates terminates.
(o) “Disability” means: (i) the definition ascribed to such term under a Participant’s employment agreement, or (ii) in the absence of such an employment agreement definition, a Participant’s physical or mental illness, injury or infirmity which is reasonably likely to prevent and/or prevents the Participant from performing his or her essential job functions for a period of (A) ninety (90) consecutive calendar days or (B) an aggregate of one hundred twenty (120) calendar days out of any consecutive twelve (12)-month period.
(p) “Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(q) “Effective Date” means August 20, 2018, the effective date of the Plan.
(r) “Eligible Executive” means a full-time employee of the Company or one of its Affiliates who has been designated by the Plan Administrator to be eligible for benefits under the Plan. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of ERISA Sections 201, 301, and 404.
(s) “Equity Award” means an award covering the common stock of the Company granted under any equity incentive plan maintained by the Company from time to time under which a Participant has been granted equity incentive awards, including, without limitation, (i) the INC Research Holdings, Inc. 2010 Equity Incentive Plan, (ii) the INC Research Holdings, Inc. 2014 Equity Incentive Plan, (iii) the 2018

Syneos Health, Inc. Equity Incentive Plan, as amended from time to time, or (iv) any successor plan(s) thereto.
(t) “Equity Award Agreement” means the agreement evidencing, and governing the terms of, an Equity Award.
(u) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(w) “Excise Tax” means the excise tax imposed by Code Section 4999.
(x) “Good Reason” means the occurrence, without Participant’s express written consent, of any of the following events with respect to the Participant, unless otherwise defined in the Participant’s employment agreement, if any:
    (i) a material reduction in the Participant’s Base Salary;
(ii) a material adverse change to the Participant’s title;
(iii) a requirement that the Participant relocate to a principal place of employment more than fifty (50) miles from the Participant’s current office location; or
(iv) a material breach by the Company of the terms of the employment agreement, if any, with the Participant.
For purposes of this Plan, any event described above shall constitute Good Reason only if: (A) the Participant provides the Company with written notice of the basis for the Participant’s Good Reason within forty-five (45) days of the initial actions or inactions of the Company giving rise to such Good Reason; (B) the Company has not cured the identified actions or inactions within sixty (60) days of such notice; and (C) the Participant’s Date of Termination is no later than thirty (30) days after the cure period has expired, unless otherwise agreed to by the Company.
(y) “MIP” means the Company’s Management Incentive Plan, as may be amended from time to time, or any other plan or program that is a successor to the MIP.
(z) “Non-CIC Period” means the period prior to or following a CIC Period.
(aa) “Nonqualifying Termination” means a termination of the Participant’s employment other than a Qualifying Termination.
(bb) “Participant” means any Eligible Executive who is selected to be a participant in the Plan by action of the Plan Administrator as specified herein.
(cc) “Person” means the definition ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(dd) “Post-Employment Restrictive Covenants and other Obligations” means the restrictive covenant and other obligations applicable to Participant and contained in the Participant’s employment agreement or any other Company agreement or policy, including the provisions governing confidentiality; non-solicitation of customers and other business relations, non-solicitation of employees; non-disparagement; non-competition; intellectual property developments; and cooperation.
(ee) “Plan Administrator” means the Compensation Committee of the Board, or, if the Board so determines, another committee of the Board or the Board itself.
(ff) “Qualifying Termination” means a (i) termination of the Participant’s employment by the Company other than for Cause, death or Disability, or (ii) termination of the Participant’s employment as a result of a resignation by the Participant for Good Reason.
(gg) “Release” means the waiver and release of claims substantially in the form attached hereto as Exhibit A.
(hh) “Separation from Service” means a “separation from service” within the meaning of Code Section 409A.
(ii) “Target Bonus Amount” means, with respect to any Year, the amount of the target bonus for such Year that is established for the Participant under the MIP.
(jj) “Year” means the fiscal year of the Company.
ARTICLE II
PARTICIPATION AND SCOPE OF SEVERANCE BENEFITS
Section 2.01 Participation in the Plan. The Plan Administrator may designate any Eligible Executive to be a Participant, provided that only the Compensation Committee or the Board shall have the authority to designate Participants that will be eligible to receive benefits. The Plan Administrator may vary the terms of a Participant’s participation on a case-by-case basis. Promptly following such designation, each Participant shall be notified of his or her participation in a formal communication from the Plan Administrator or the Company. Participation in the Plan shall be determined in the Plan Administrator’s sole discretion. Once participation in the Plan has commenced, a Participant shall remain a Participant until the first to occur of (i) a Nonqualifying Termination and (ii) the completion of the delivery of all benefits under the Plan following a Qualifying Termination under circumstances giving rise to a right to such benefits.
Section 2.02 Conditions.
As a condition precedent to entitlement of each Participant to benefits under Sections 3.01 and 3.02 of the Plan, the Participant agrees to each of the following:
(a) The Participant shall have executed, within twenty-one (21) days, or if required for an effective release, forty-five (45) days, following the Participant’s Date of Termination, the Release, and the applicable revocation period set forth in such release shall have expired. For the avoidance of any doubt, the Release shall supersede and replace in its entirety, any other release required to be executed under any employment agreement or other arrangement with the Participant.

(b) The Participant agrees to execute a resignation letter stating that effective as of the Participant’s Date of Termination, or such earlier date as required or requested by the Company, the Participant resigns as any officer or director position with the Company or any of its Affiliates of which he or she is a member and/or to which he or she has been appointed.
(c) The Participant’s shall reaffirm his or her agreement to abide by the Post-Employment Restrictive Covenants and Other Obligations.
Section 2.03 No Duty to Mitigate. A Participant shall not be required to mitigate the amount of any payment or benefit provided for in the Plan by seeking other employment or otherwise and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment.
Section 2.04 Non-duplication. The Company does not intend to duplicate severance benefits. Accordingly, the severance payments and benefits under the Plan to a Participant shall be reduced by any severance benefits to which the Participant would otherwise be entitled under the Participant’s employment agreement, or any general severance policy or plan maintained by the Company that provides for severance benefits (unless the agreement, policy or plan expressly provides for severance benefits to be in addition to those provided under the Plan). The severance payments and benefits to which a Participant is otherwise entitled shall be further reduced (but not below zero) by any payments or benefits to which the Participant may be entitled under any federal, state or local plant-closing (or similar or analogous) law (including, without limitation, the U.S. Worker Adjustment and Retraining Notification Act). Any such reductions or offsets in severance benefits shall be made in a manner that complies with Code Section 409A (if applicable).
ARTICLE III
TERMINATION BENEFITS
Section 3.01 Qualifying Termination During a Non-CIC Period. If a Participant incurs a Qualifying Termination and his or her Date of Termination is during a Non-CIC Period, then the Participant shall be entitled to the following (which shall be payable in accordance with Article IV):
(a) an amount equal to the sum of (i) the Participant’s Base Salary from the Company and its Affiliates through the Date of Termination, (ii) any outstanding Bonus for which payment is due and owing as of the Date of Termination, (iii) any paid time off pay that is accrued and unused as of the Date of Termination, and (iv) any unreimbursed expenses properly incurred by the Participant in accordance with the Company’s business expense reimbursement policy.
(b) an amount equal to one hundred percent (100%) of the sum of (i) the Participant’s Base Salary as in effect on the Date of Termination, and (ii) the Participant’s Target Bonus Amount for the Year in which the Date of Termination occurs.
(c) To the extent the Participant timely elects benefit continuation coverage under COBRA, an amount equal to the aggregate amount of the full premium (i.e., the Participant and Company’s portion) for benefit coverage continuation under COBRA as provided under the Company’s group health plans in effect for the Participant and his or her eligible dependents who are participating in the Company’s group health plans as of immediately prior to the Date of Termination for a period of twelve (12) months. (For the avoidance of any doubt, the cash amount payable pursuant to this Section 3.01(c) shall be includible in the Participant’s income and shall supersede and be in lieu of any amounts payable to the Participant pursuant to the Participant’s employment agreement or any other arrangement providing for the payment of COBRA continuation coverage for the Participant.)
Section 3.02 Qualifying Termination During a CIC Period. If a Participant incurs a Qualifying Termination and his or her Date of Termination is during a CIC Period, then the Participant shall be entitled to the following (which shall be payable in accordance with Article IV):
(a) An amount equal to the sum of (i) the Participant’s Base Salary from the Company and its Affiliates through the Date of Termination, (ii) any outstanding Bonus for which payment is due and owing as of the Date of Termination, (iii) any paid time off pay that is accrued and unused as of the Date of Termination, and (iv) any unreimbursed expenses properly incurred by the Participant in accordance with the Company’s business expense reimbursement policy;
(b) An amount equal to two hundred percent (200%) of the sum of (i) the Participant’s Base Salary as in effect on the Date of Termination, and (ii) the Participant’s Target Bonus Amount for the Year in which the Date of Termination occurs.
(c) To the extent the Participant timely elects benefit continuation coverage under COBRA, an amount equal to the aggregate amount of the full premium (i.e., the Participant and Company’s portion) for benefit coverage continuation under COBRA as provided under the Company’s group health plans in effect for the Participant and his or her eligible dependents who are participating in the Company’s group health plans as of immediately prior to the Date of Termination for a period of twenty-four (24) months. (For the avoidance of any doubt, the cash amount payable pursuant to this Section 3.02(c) shall be includible in the Participant’s income and shall supersede and be in lieu of any amounts payable to the Participant pursuant to the Participant’s employment agreement or any other arrangement providing for the payment of COBRA continuation coverage for the Participant).
(d) Any unvested Equity Awards will become fully vested and, if applicable, such Equity Award shall remain exercisable for the period set forth in the agreement evidencing the grant of the Equity Award. For the avoidance of any doubt, the provisions of this Section 3.02(d) shall supersede the provisions contained in the agreements evidencing the grant of the Equity Awards, provided that the provisions of the Equity Awards will control to the extent such provisions are more favorable to the Participant. In the case of any performance-based Equity Awards, “full vesting” means vesting based on the level of performance adjustment determined under the terms of the applicable Equity Award agreement in connection with the Change in Control.
ARTICLE IV
FORM AND TIME OF PAYMENT
Section 4.01 Payments of Accrued Items for a Qualifying Termination. The payments contemplated under Sections 3.01(a) and 3.02(a) shall be made as soon as practicable, but no later than sixty (60) days after the Participant’s Date of Termination.

Section 4.02 Payments for a Qualifying Termination During a Non-CIC Period. The amounts contemplated under Sections 3.01(b) and 3.01(c) shall be paid in accordance with the Company’s regular pay schedule in substantially equal installments over a period of twelve (12) months following the Participant’s Date of Termination. The payments described above will be conditioned on the Participant providing the Company with (and not revoking) a Release, no later than sixty (60) days after the Participant’s Date of Termination. Any payments will commence in the next pay period after the Release becomes effective (not more than seventy-five (75) days after the Participant’s Date of Termination), including a lump sum for any payments for any payroll periods from the Date of Termination through the date the Release becomes effective.
Section 4.03 Payments for a Qualifying Termination During a CIC Period. The amounts contemplated under Section 3.02(b) and 3.02(c) shall be paid in a lump sum after the later of the date of the Change in Control or the Participant’s Date of Termination. The payments described above will be conditioned on the Participant providing the Company with (and not revoking) a Release, no later than sixty (60) days after the Participant’s Date of Termination. The lump sum payable to a Participant under this Section 4.03 will be paid in the next pay period after the Release becomes effective (not more than seventy-five (75) days after the Participant’s Date of Termination). Notwithstanding the foregoing, in the case of a Qualifying Termination during a CIC Period but before the Change in Control occurs, the difference between (i) the sum of the amounts stated in Sections 3.02(b) and 3.02(c) and (ii) the sum of the amounts stated in Sections 3.01(b) and 3.01(c) shall be conditioned on the closing of the Change in Control occurring within three (3) months after the Participant’s Date of Termination. If the Change in Control occurs within three (3) months after the Participant’s Date of Termination, the amounts payable under Sections 3.02(b) and 3.02(c) (reduced by any amounts that had been paid under Section 3.01(b) and 3.01(c) before the date of the Change in Control) shall be paid as soon as practicable (and not more than sixty (60) days) after the date of the Change in Control, assuming the Participant satisfies the Release condition.
Section 4.04 Treatment of Equity Awards in a Qualifying Termination During a CIC Period. Equity Awards granted in the form of restricted stock units (time-based and performance-based) that vest pursuant to Section 3.02(d) shall be settled within 60 days after the later of the date of the Change in Control or the Participant’s Date of Termination, provided that the Participant has executed the Release and the revocation period has expired within such 60-day period.
ARTICLE V
AMENDMENT / TERMINATION OF PLAN
Section 5.01 Plan Amendment and Termination. This Plan may be amended by action of the Board, provided that any amendment that materially and adversely impacts the right of a Participant under the Plan shall not become effective without the Participant’s written consent. The Plan may not be terminated without the Participant’s written consent.
ARTICLE VI
FEDERAL EXCISE TAX UNDER SECTION 4999 OF THE CODE
Section 6.01 Parachute Payments. In the event that the benefits provided for in this Plan (together with any other benefits or amounts) otherwise constitute “parachute payments” within the meaning of Code

Section 280G and would, but for this Article VI be subject to the Excise Tax, then the Participant’s benefits under this Plan shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. In the event of a reduction of benefits hereunder, the Accountants (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence.
Section 6.02 Parachute Payment Determinations. Unless the Company and the Participant otherwise agree in writing, all determinations required to be made under this Article VI, including the manner and amount of any reduction in the Participant’s benefits under this Plan, and the assumptions to be utilized in arriving at such determinations, shall be promptly determined and reported in writing to the Company and the Participant by Deloitte or such other independent public accountants or other independent advisors selected by the Company that are not serving as the accountants or auditors for the individual, entity or group effecting the Change in Control (the “Accountants”), and all such computation and determinations shall be conclusive and binding upon the Participant and the Company. All fees and expenses of the Accountants shall be borne solely by the Company, and the Company shall enter into any agreement requested by the Accountants in connection with the performance of the services hereunder. For purposes of making the calculations required by this Article VI, the Accountants may make reasonable assumptions and approximations concerning the application of Code Sections 280G and 4999. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request to make a determination under this Article VI.
Section 6.03 Applicable Federal Rate. As expressly permitted by Q/A #32 of the Treasury Regulations under Code Section 280G, with respect to performing any present value calculations that are required in connection with this Article VI, the Participant and the Company each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the date this Plan is adopted and the Accountants shall therefore use such AFR in their determinations and calculations.
ARTICLE VII
MISCELLANEOUS PROVISIONS
Section 7.01 Plan Administration. The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator will be limited to the specified services and duties for which they are engaged, and such persons will have no other duties, obligations or responsibilities under the Plan. Such persons will exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof will be borne by the Company.

Section 7.02 Withholding Taxes. The Company may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
Section 7.03 Scope of Benefits under Plan. Nothing in this Plan shall be deemed to entitle the Participant to continued employment with the Company or its Affiliates; provided, however, that notwithstanding anything herein to the contrary, if the Participant incurs a Qualifying Termination, the Participant shall be subject to all of the benefit and payment provisions of this Plan.
Section 7.04 Successors’ Binding Obligation.
(a) This Plan shall not be terminated by any Company Change or transfer of assets. In the event of any Company Change or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or any person or entity to which the assets of the Company are transferred.
(b) The Company agrees that concurrently with any Company Change or transfer of assets, it will cause any successor or transferee unconditionally to assume by written instrument delivered to the Participant (or his beneficiary or estate) all of the obligations of the Company hereunder.
(c) The rights under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, beneficiaries, heirs, distributees, devisees and legatees.
Section 7.05 No Assignment or Transfer; Beneficiaries. Except as otherwise determined by the Plan Administrator, benefits payable under this Plan shall not be assignable or transferable by the Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, in the event of the death of a Participant, except as otherwise provided by the Plan Administrator, benefits earned but unpaid under this Plan shall become payable to the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Plan Administrator or, in the absence of an authorized beneficiary designation, by a legatee or legatees of the Participant’s Plan benefit under the Participant’s last will or by such Participant’s executors, personal representatives or distributees of such Plan benefit in accordance with the Participant’s will or the laws of descent and distribution.
Section 7.06 Compensation Recoupment. All awards, amounts or benefits received or outstanding under this Plan shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with any Company clawback or similar policy or any applicable law related to such actions. Each Participant shall be deemed to have acknowledged and consented to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted before or after the Effective Date, and any applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.
Section 7.07 Notice.

(a) For purposes of this Plan, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after deposit in the United States mail, registered and return receipt requested, postage prepaid, addressed as follows:
If to the Participant:
To the most recent address of the Participant set forth in the personnel records of the Company
If to the Company:
Syneos Health, Inc.
3201 Beechleaf Court
Raleigh, NC 27604
Attention: Chief Human Resource Officer
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Alternatively, notice may be deemed to have been delivered when sent by facsimile to a location provided by the other party hereto.
(b) A written notice of the Participant’s Date of Termination by the Company, shall (i) state that the Participant’s employment will be terminated, (ii) state whether the Participant is eligible to receive severance benefits under this Plan; and (iii) specify the Participant’s Date of Termination. In the case of a termination by the Company other than a termination for Cause, the Date of Termination shall not be less than ninety (90) days after the notice of termination is given, unless otherwise agreed to by the Company and Participant. The Company may, in its discretion, relieve the Participant of some or all of his/her duties during all or a part of such notice period. Subject to the forgoing notice obligation, the Participant’s employment with the Company shall remain at will, as applicable law permits.
(c) To allow the Company time to plan for Participant’s departure and for Participant to leave the Company in good standing, Participant must give written notice of his or her voluntary resignation from the Company at least ninety (90) days prior to Participant’s Date of Termination. Participant’s written notice to the Company shall (i) state that Participant is voluntarily resigning his or her employment; (ii) specify the Date of Termination; and (iii) to the extent Participant is claiming to resign for Good Reason, set forth the facts and circumstances claimed to provide a basis for such Good Reason resignation. In the case of a termination by the Participant for Good Reason, the Date of Termination shall be thirty (30) days after the cure period contemplated under Section 1.01(x) has expired if the Company has failed to remedy within such period the circumstances constituting Good Reason, unless otherwise agreed to by the Company. The Company may choose to waive the notice period and accelerate the Date of Termination, but is not obligated to do so. Further, the Company may choose, in its discretion, to relieve the Participant of some or all of his/her duties during all or a part of such notice period. Subject to the forgoing notice obligation, the Participant’s employment with the Company shall remain at will, as applicable law permits.
(d) The failure by the Participant or the Company to set forth in any required notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the

Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.
Section 7.08 Employment with Affiliates. Employment with the Company for purposes of this Plan shall include employment with any of its Affiliates.
Section 7.9 Governing Law; Validity. The interpretation, construction and performance of the provisions of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the State of North Carolina without regard to the principle of conflicts of laws, to the extent North Carolina laws are not preempted by ERISA. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.
Section 7.10 Waiver. No provision of this Plan may be waived unless such waiver is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Participant or the Company to insist upon strict compliance with any provision of this Plan or to assert any right the Participant or the Company may have hereunder, including without limitation, the right of the Participant to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.
Section 7.11 Code Section 409A. Notwithstanding any provision of the Plan to the contrary:
(a) General. The Plan and any payments provided hereunder are intended to comply with, or be exempt from, Code Section 409A (“Section 409A”). The Plan shall in all respects be interpreted, operated, and administered in accordance with this intent. Payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption, including to the maximum extent possible, exemptions for separation pay due to Separation from Service and/or short-term deferrals. Any payments provided under the Plan to be made upon a Participant’s termination of employment with the Company that constitute deferred compensation subject to Section 409A shall only be made if such termination of service constitutes a Separation from Service. Each installment payment provided under the Plan shall be treated as a separate identified payment for purposes of Section 409A. The Company makes no representations or warranties that the payments provided under the Plan comply with, or are exempt from, Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A. If a Participant is a “specified employee” under Section 409A at his or her Date of Termination, any payments to be made upon the Participant’s Separation from Service that constitute deferred compensation subject to Section 409A and that are scheduled to be made within six months following the Participant’s Date of Termination shall be delayed, without interest, and paid in a lump sum on the earlier of (i) the first payroll date to occur following the six (6) month anniversary of the Participant’s Date of Termination, or (ii) the Participant’s death, and any payments otherwise scheduled to be made thereafter shall be made in accordance with their original schedule.

(b) Change in Control. Any payments provided under the Plan to be made upon a Change in Control that constitute deferred compensation subject to Section 409A shall not be made until the Company undergoes a “change in control event” under Section 409A.
Section 7.12 No Right to Continued Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits will be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company, and all Participants will remain subject to discharge to the same extent as if the Plan had never been adopted.
Section 7.13 Correction of Errors. The Plan Administrator reserves the right to correct any errors that may occur in administering the Plan, including, without limitation, the right to recover any severance benefits paid in excess of those due to Participant because of a mistake or incorrect information about Participant’s entitlement to severance benefits. The Plan Administrator may recover any excess severance benefits by requesting direct payment from Participant, withholding wages or any other monies owed to Participant (if permitted by applicable law), or by using any other appropriate legal means.
Section 7.14 Termination of Severance Benefits. Severance benefits will end in the event (i) Participant receives all severance benefits to which he or she is entitled under the Plan; (ii) Participant is rehired by the Company; (iii) Participant violates the Release or any confidentiality, non-competition, or non-solicitation agreement, or similar restrictive covenant with the Company; (iv) Participant violates any Post-Employment Restrictive Covenants and Other Obligations he or she has agreed to with the Company; (v) Participant engages in any activity that the Plan Administrator determines is harmful to the Company; or (vi) the Plan is terminated.
ARTICLE VIII
CLAIMS, INQUIRIES, APPEALS
Section 8.01 Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the claims administrator in writing, as follows:
Claims Administrator
Syneos Health, Inc.
3201 Beechleaf Court
Raleigh, NC 27604
Section 8.02 Denial of Claims. In the event that any application for benefits is denied in whole or in part, the claims administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the Participant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the claims administrator needs to complete the review and an explanation of the Plan’s review procedure.
This written notice will be given to the Participant within thirty (30) days after the claims administrator receives the application, unless special circumstances require an extension of time, in which case, the claims administrator has up to an additional thirty (30) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial thirty (30) day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the claims administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.
Section 8.03 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may (but without any obligation to do so) appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review will be in writing and will be addressed to:
Claims Administrator
Syneos Health, Inc.
3201 Beechleaf Court
Raleigh, NC 27604
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.
Section 8.04 Decision on Review. The Plan Administrator will act on each request for review within twenty (20) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional twenty (20) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial twenty (20) day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 8.04 the application will be deemed denied on review.
Section 8.05 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

Section 8.06 Exhaustion of Remedies. No claim for benefits under the Plan may be brought in any forum until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 8.01 above, (b) has been notified by the claims administrator that the application is denied (or the application is deemed denied due to the claims administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 8.03 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 8.04 above).
Section 8.07 Final Dispute Resolution; Limitations on Legal Action. Any and all claims and disputes under this Plan (including but not limited to claims and disputes regarding interpretation, scope, or validity of the Plan, and any pendant state claims if not otherwise preempted by ERISA) must follow the claims procedures described in Sections 8.01 through 8.06 above, before a claimant may take action in any other forum regarding a claim for benefits under the Plan. Furthermore, any action initiated by a claimant under the Plan must be brought within one (1) year of a final determination on the claim for benefits under these claims procedures or the claimant’s benefit claim will be deemed permanently waived and abandoned and the claimant will be precluded from reasserting it. Further, after following the claims procedures described in Sections 8.01 through 8.06 above, the following provisions apply to any further disputes, claims, questions or disagreements that may arise regarding this Plan:
(a)In the event of any such further dispute, claim, question or disagreement arising out of or relating to this Plan, the parties shall use their best efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties.

(b)If the parties do not reach a resolution within a period of thirty (30) days, then such unresolved dispute, claim, question or disagreement, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand. In the event that the parties are unable to so agree within such thirty (30) day period, then within the following thirty (30) day period, one arbitrator shall be named by each party. A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators. In the event the third arbitrator is not agreed upon, he or she shall be named by the AAA. Arbitration shall occur in the State of North Carolina or such other location as may be mutually agreed by the parties.

(c)All awards made by all or a majority of the arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. Any such award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code. The parties acknowledge that this Plan evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement and proceedings pursuant to this Section 8.07. Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Plan pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

(d)To the full extent permitted by law and upon presentation of appropriate documentation, all reasonable legal fees and expenses incurred by a Participant as a result of any dispute under this Section 8.07 involving the validity or enforceability of, or liability under, any provision of this Plan (including as a result of any dispute involving the amount of any payment or other benefit due pursuant to this Plan) shall be paid by the Company if the arbitrator determines that the Company unreasonably or maliciously contested the validity or enforceability of any provision of this Plan.

(e)By agreeing to binding arbitration, a Participant must waive his or her right to a jury trial. The claims covered by this Section 8.07 include any statutory claims regarding a Participant’s employment or the termination of his or her employment, including without limitation, claims regarding workplace discrimination.
Section 8.08 Attorneys’ Fees. In the event of any dispute under this Plan, the arbitrator(s) or court may award attorneys’ fees as provided under 29 U.S.C. 1132(g)(1).

THIS EXECUTIVE SEVERANCE PLAN was approved by the Compensation Committee of the Board of Directors of Syneos Health, Inc. on August 20, 2018, to be effective as of such date.
SYNEOS HEALTH, INC.

EXHIBIT A
GENERAL RELEASE AGREEMENT
This General Release Agreement (the “Agreement”) is made and entered into by ___________________ (“Employee” or “Your” or “Your”) and Your spouse, attorneys, heirs, dependents, beneficiaries, executors, administrators, successors, and assigns (collectively, referred to in this Agreement as “Employee”) and Syneos Health, Inc., any parent, subsidiary, affiliate, successor, predecessor or otherwise related companies, and the past, present, and future employees, agents, officers, attorneys, directors, shareholders, members, managers and executive benefit programs of any of them, and their agents and insurers (collectively, referred to in this Agreement as “Syneos Health” or the “Company”). This Agreement shall become effective upon the signing of this Agreement by You or, if applicable, as defined in Section 9.2 below.
In consideration of the severance pay and benefits (“Severance Benefits”) provided to Employee as set forth in the Syneos Health, Inc.’s Executive Severance Plan (the “Severance Plan”), as well as any promises set forth in this Agreement, Executive agrees as follows:
1.    Release of Claims.
1.1    In exchange for the Company providing You with the payments and other benefits set forth in the Severance Plan, to the fullest extent allowed by applicable law, You, individually and on behalf of Your heirs, executors, personal representatives, administrators, agents and assigns, forever waive, release, give up and discharge all waivable claims, liabilities and other causes of action, real or perceived, whether now known or unknown, against the Company, its parent, subsidiaries, affiliates, and other related and affiliated companies, their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, and all of their past and present employees, managers, directors, officers, administrators, shareholders, members, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever, and all of their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties” as used throughout this Agreement), which have arisen, occurred or existed at any time prior to the date of this Agreement (or which You may have in the future as a result of acts that occurred prior to the date You sign this Agreement), including, without limitation, any and all claims, liabilities and causes of action arising out of, relating to, or in connection with Your employment with the Company, any terms, conditions or privileges related to Your employment with the Company, the termination of Your employment by the Company, the payment or non-payment of Your salary, bonuses or equity compensation or other incentive compensation by the Company, claims of wrongful discharge, retaliation, defamation, hostile environment, discrimination, personal injury, physical injury, misrepresentation or emotional distress, any change in control of the Company, and all alleged violations of federal, state or local fair employment practices or laws by any of the Released Parties for any reason and under any legal theory including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e), et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Older Worker Benefits Protection Act, 29 U.S.C. § 626(f), et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001, et seq., the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988, the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq., the Fair Labor Standards Act, 29 U.S.C. § 215(a)(3), et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206, et seq., the Lilly Ledbetter Fair Pay Act of 2009, H.R. 11, the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”), the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., and all other federal or state or local laws, regulations, rules, ordinances, or orders prohibiting employment discrimination or regulating employment or termination of employment, as they may be amended. Without limiting the generality of the foregoing, You also forever waive, release, discharge and give up all claims, real or perceived and now known or unknown, for breach of implied or express contract, including but not limited to breach of promise, breach of the covenant of good faith and fair dealing, misrepresentation, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, wrongful, retaliatory or constructive discharge, assault, battery, false imprisonment, negligence, and all other claims or torts arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States or any state Constitutions. This waiver and release is of Your rights to all remedies and damages available to You in law or equity, including but not limited to Your right to compensation, backpay, front pay, non-economic damages, punitive and exemplary damages, statutory damages, attorneys’ fees, injunctive relief and declaratory judgments. Nothing in this Agreement shall be construed to release any claims or waive any substantive rights that cannot be released or waived as a matter of applicable law. This general release does not extend to claims which You do not know or suspect exist at the time of executing the release, which if known by You would have materially affected Your entering into this Agreement with the Company.
1.2    Notwithstanding the release contained in Section 1.1 above, You do not waive (i) Your entitlement to receive any 401(k), pension plan benefits, or Company ERISA-covered benefits that shall have vested (if any) as of the date You sign this Agreement to the extent You have any entitlement to those benefits under the terms of the relevant plans, or (ii) Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf.
1.3    The release contained in Section 1.1 above does not apply to any claim or rights that may arise after that date You sign this Agreement or claims that the controlling law clearly states may not be released by private agreement. You also understand that You are not waiving Your rights to unemployment compensation.
2.0    Covenant Not to Sue.
2.1    You warrant that You do not have any complaint, charge or grievance against any Released Party pending before any federal, state or local court or administrative or arbitral agency, and You further agree and covenant not to sue, file a lawsuit, or commence any other proceeding, arbitral, administrative or judicial action, against any of the Released Parties in any court of law or equity, or before any arbitral body or administrative agency, with respect to any matter released in Section 1.1 above; provided, however, that this covenant not to sue does not affect Your rights to enforce appropriately the terms of the Severance Plan in a court of competent jurisdiction and does not affect Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf. Notwithstanding the foregoing, nothing herein shall limit Your right to receive an award for information provided to the Securities and Exchange Commission.
Nothing in this Agreement prohibits You from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and You are not required to notify the Company that You have made such reports or disclosures.
2.2    Should You file a lawsuit with any court concerning any claim, demand, issue, or cause of action waived, released or discharged through this Agreement or otherwise in breach of Section 2.1 above, You agree (i) that any amounts payable or paid to You, as applicable, pursuant to Section 2 of the Severance Plan shall no longer be payable and, if already paid, shall promptly be returned to the Company and (ii) to the fullest extent allowed by applicable law, to indemnify the Released Parties for all costs and expenses incurred by them in defending such lawsuit. You further agree that nothing in this Agreement shall limit the right of a court to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid should the release of any claims under this Agreement subsequently be found to be invalid.
2.3     You agree not to advocate or incite the institution of, or assist or participate in, any suit, unrest, complaint, charge or administrative proceeding by any other person against any of the Released Parties, unless compelled by legal process to do so. Nothing in this Section 2 shall prohibit any Party from lawfully participating or cooperating in an investigative proceeding of any federal, state or local government agency.
3.0    Non-Admission of Liability. You agree that this Agreement shall not in any way be construed as an admission that any of the Released Parties owe You any money or have acted wrongfully, unlawfully, or unfairly in any way towards You. In fact, You understand that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to You at any time, and maintain that they have at all times treated You in a fair, non-discriminatory and non-retaliatory manner.
4.0    Confidentiality of Agreement; Non-Disparagement. You also acknowledge and agree that You shall not publicize, communicate, authorize or permit the publication or communication in any form whatsoever of the contents of the Agreement or the events giving rise thereto, except to Your immediate family, Your financial advisors and/or legal counsel, or where required by law. Further, You undertake and agree that You shall not defame, disparage or otherwise speak negatively about the Company, Your employment at the Company or the circumstances surrounding Your termination.
5.0     Confidentiality of the Company’s Confidential Information. You acknowledge that due to the position that You occupied and the responsibilities that You held at the Company, You may have received Confidential Information concerning the Company’s products, computer processes, data systems, employment policies, procedures, customers, sales, client lists, prices, personnel, employee relations, internal documents and programs, contracts, and the like. You hereby promise and agree that, unless compelled by legal process, You will not disclose to others and will keep confidential all information You have received while employed by the Company or any entity of which the Company has acquired its assets, concerning products, processes, and procedures, internal capabilities, the identities of customers, sales, prices, personnel, the terms of any contracts with third parties, and any and all proprietary information. You agree that a violation by You of the foregoing obligation to maintain the confidentiality of the Company’s Confidential Information will constitute a material breach of this Agreement.
You further agree that all materials, computer and telephone equipment, documents, information, programs, and suggestions provided for the Company by You in connection with Your employment shall be the exclusive property of the Company or its designee. All information contained in any computer databases generated by You in connection with Your employment shall be the property of the Company or its designee, and the Company may use the data in any way it deems appropriate. Any copyrightable work created by You on behalf of the Company shall be considered work made for hire, whether published or unpublished, and all rights therein shall be the property of the Company as author and owner of copyright in such particular work. Notwithstanding the above, the Company acknowledges that You may possess and reserve Your rights in certain inventions, know-how, and improvements that can be clearly substantiated to have been entirely independently developed by You and can be shown to be unrelated to the Company and Your performance for the Company.
6.0     Obligation to Cooperate and Assist. You agree to cooperate in good faith with the Company to assist it with any information or matter which is within Your knowledge as a result of Your employment with the Company, including but not limited to making Yourself reasonably available for interview by the Company’s attorneys, or providing truthful testimony without the necessity of a subpoena or compensation, in any pending or future legal matter in which the Company is a party.
7.0     Representations and Indemnification.
7.1     You represent and affirm that You will abide by any and all post-employment restrictive covenants You signed or entered into in connection with Your employment, including but not limited to, covenants relating to competition, solicitation or hiring of employees, solicitation of customers, and confidentiality.
7.2     You agree that You will indemnify and hold the Released Parties from any loss, cost, damage or expense (including attorneys’ fees) incurred by the Released Parties arising out of Your breach of any portion of this Agreement or any post-employment restrictive covenant You signed or entered into in connection with Your employment. You also agree and understand that Your entitlement to and retention of the Severance Benefits the Company has agreed to provide to You are expressly conditioned upon Your fulfillment of Your promises herein and any applicable post-employment restrictive covenants, and You agree that if You breach this Agreement or any applicable post-employment restrictive covenants that any amounts payable or paid to You, as applicable, pursuant to the Severance Plan, shall no longer be payable and, if already paid, shall promptly be returned to the Company within seven (7) days of the Company providing you with written notice of Your breach of any provision of this Agreement or any applicable post-employment restrictive covenants, to the extent permitted or required by law. The Company shall determine whether a breach has occurred in its sole discretion and under any applicable law or regulation.
8.0     Miscellaneous.
8.1    Governing Law and Venue. This agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) including resolutions of disputes that may be based upon, arise out of or relate to this agreement, or the negotiation and performance of this agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made or in connection with this agreement or as an inducement to enter into this agreement) (each a “proceeding”) shall be governed by, and construed in accordance with, the laws of the State of North Carolina, regardless of laws that might otherwise govern under any applicable conflict of laws principles. Any action relating to this agreement shall be instituted and prosecuted only in the courts of Wake County, North Carolina or the federal courts of the Eastern District of North Carolina, and the Company and Employee hereby consent to the jurisdiction of such courts and waive any right or defense relating to venue and jurisdiction over the person. The language of all parts of this agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties, by virtue of the identity, interest, or affiliation of its preparer.
8.2    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity and severed from this Agreement, without invalidating the remainder of such provision or remaining provisions of this Agreement.
8.3    Proper Construction. The language of this Agreement shall be construed within the context of the whole Agreement and according to its fair meaning, and not strictly for or against any of the Parties. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.
8.4    Survival. You acknowledge that the covenants set forth in the Severance Plan and any provisions contained in the Severance Plan that are intended to survive following termination of Your employment shall, pursuant to their terms, survive the execution of this Agreement by You. You further acknowledge that any and all post-employment restrictive covenants You signed in connection with Your employment, including covenants relating to competition, solicitation or hiring and non-disclosure agreements remain in full force and effect in accordance with their terms and a breach of those covenants or agreements will also constitute a breach of this present Agreement.
8.5    Amendments. This Agreement may be modified, altered or terminated only by an express written agreement between You and the Company, which agreement must be signed by all Parties or their duly authorized agents, and expressly reference and attach a copy of this Agreement to be effective.
8.6    Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document. In the event that the Parties execute this Agreement by exchange of portable document format or other electronically signed copies or facsimile signed copies, the Parties agree that, upon being signed by all the Parties, this Agreement shall become effective and binding and that such copies shall constitute evidence of the existence of this Agreement.
8.7     No Reliance on Representations. You represent and acknowledge that in executing this Agreement that You do not rely and have not relied upon any representation or statement made by any of the Released Parties or by any of the Released Parties’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.
8.8     Medicare Representations. You affirm, covenant, and warrant that You are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time of payment pursuant to this Agreement, are not entitled to, are not eligible for, and have not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if You are a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. You affirm, covenant, and warrant that You have made no claim for illness or injury against, nor are You aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by You before or after the execution of this Agreement. Furthermore, You are aware of no medical expenses that Medicare has paid and for which the Released Parties are or could be liable now or in the future. You agree and affirm that, to the best of Your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and You further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A), et seq.
9.0    Acknowledgment.
9.1    You confirm that, to the best of Your knowledge, You have returned to the Company all of its property, including without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain the Company information from any computer or other device that remains Your property after the Termination Date, provided such information is not subject to an ongoing litigation hold.
9.2     You acknowledge that if you are age 40 or over, that You have had twenty-one (21) days, or if required for an effective release, forty-five (45) days, after receipt of this agreement to consider whether to execute this agreement and that you understand all the provisions of this agreement. You also understand that after you execute this Agreement, you have seven (7) days to revoke the portion of this Agreement that relates to waiver and release of any claim you might assert under the Age Discrimination in Employment Act (“ADEA”). The parties agree that no payment as set forth in the Severance Plan will be made until after the seven (7) day revocation period has expired (the eighth day after You execute this Agreement being the “Effective Date” of this Agreement for those age 40 or over). You understand that by signing this Agreement, You are not waiving or releasing any ADEA claims based on actions or omissions that occur after the date of Employee’s signing of this Agreement. You agree that any revocation of Your ADEA waiver and release must be made in writing and postmarked on or before the seventh day following the execution of this Agreement and sent by certified mail to the respective company contact at the addresses set forth in Section 9.2.
9.4    You acknowledge that with the exception of any payments and other benefits set forth in the Severance Plan or any signed retention bonus agreement (if applicable), and of your final paycheck (to include Your regular wages and any accrued by unused vacation or other paid time off to be delivered by the next regularly scheduled payday or otherwise as required by law), You acknowledge payment of all compensation due to You by the Company.
9.6    You acknowledge that You have been advised in writing, as reflected in this agreement, and hereby are advised, to seek legal counsel concerning the terms of this agreement. You warrant that you have read this agreement, are knowingly and voluntarily entering into it and intend to be legally bound by the same, and that your agreement thereto has not been the result of coercion or duress by the company. You certify and agree that you are authorized and competent to sign this agreement, and that you are receiving valuable and adequate consideration under this Agreement.
BY YOUR SIGNATURE BELOW, YOU ACKNOWLEGE THAT (1) YOU HAVE CAREFULLY READ AND CONSIDERED THIS AGREEMENT; (2) HAVE BEEN GIVEN SUFFICIENT TIME TO CONSIDER WHETHER TO SIGN THIS AGREEMENT; (3) RECOGNIZE AND UNDERSTAND THAT THIS AGREEMENT CONTAINS A FULL AND FINAL RELEASE BY YOU OF ALL CLAIMS OF EVERY KIND AGAINST THE COMPANY ARISING UP TO THE TIME YOU SIGN THIS AGREEMENT, WHETHER YOU CURRENTLY KNOW OR SUSPECT THOSE CLAIMS TO EXIST; AND (4) KNOWINGLY AND VOLUNTARILY CONSENT TO THE TERMS OF THIS AGREEMENT WITH FULL UNDERSTANDING OF THEIR MEANING.
IN WITNESS WHEREOF, Employee has executed this General Release Agreement as of the date set forth below.

EMPLOYEE

_________________________________

Dated: ___________________________

Received, Acknowledged and Accepted:

SYNEOS HEALTH, INC.

By: ______________________________
General Counsel

Date: _____________________________